Exhibit 99.1

Quotient Limited Provides an Update on Recent MosaiQ Milestone Achievements together with Third Quarter Fiscal 2020 Results

•	Molecular Disease Screening Microarray Feasibility Study Completed
•	Initial Serological Disease Screening FDA 510(k) Submission Accepted
•	Commencement of EU Expanded Immunohematology Field Trial Activities
•	Continued Strong Top Line Growth in the Quarter and Year to Date

JERSEY, Channel Islands, January 30, 2020 (GLOBE NEWSWIRE) -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (Quotient or the Company), headquartered in Eysins, Switzerland, today re-capped recently disclosed milestone achievements which included the completion of a third party feasibility study of its innovative Molecular Disease Screening (MDS) microarray, the US Food and Drug Administration’s (FDA) acceptance of its 510(k) submission for both the initial Serological Disease Screening (SDS) microarray and the MosaiQ™ system and the commencement of  European Union (EU) field trial activities for the expanded Immunohematology (IH) microarray. In addition, the Company announced strong top line growth for both its third quarter ended December 31, 2019 and for the year to date.

“We are very pleased to start the year off with EU field trial activities underway for our expanded IH microarray. This marks an important milestone towards having available the first powerful commercial menu combination of the initial SDS and expanded IH microarrays later this year,” said Franz Walt, Chief Executive Officer of Quotient.

Mr. Walt added “the acceptance of the 510(k) application is also a key step toward both regulatory clearance in the world’s largest market and the subsequent initiation of U.S. hyper-care sites once approved. The ongoing strong growth in product sales from our conventional liquid reagents business underscores the relevance of our reagent development to the transfusion diagnostics market.”

MosaiQ Platform

MosaiQ, Quotient's next-generation platform is designed to deliver fast, comprehensive antigen typing, antibody detection and disease screening results, using a single low volume sample in a high throughput automated format. MosaiQ represents a transformative and highly disruptive unified testing platform for transfusion diagnostics. Feasibility has also been demonstrated with respect to the detection of DNA using the MosaiQ platform. Through MosaiQ, Quotient expects to deliver substantial value to donor testing laboratories worldwide by providing affordable, routine comprehensive characterization and screening of blood products, on a single automated instrument platform. MosaiQ is designed to radically reduce labor costs and complexity associated with existing practice.

Regulatory and Commercial Milestones

•	Initial European Regulatory Approval – Quotient filed for European regulatory approval for its initial MosaiQ IH microarray in late September 2018 and was notified of its approval on April 30, 2019.
•	European Hyper-Care Launch – Following the receipt of the CE mark for the initial IH microarray, Quotient commenced a hyper-care launch with four of ten selected customers.
•

Ongoing Microarray Menu Development – Quotient’s activities for the expansion of the IH and SDS testing menus included the completion of the verification and validation (V&V) concordance study for the expanded IH microarray menu which was announced in October 2019. The V&V study for the expanded SDS microarray menu is planned for the second quarter of calendar 2020.

•

Field Trials – Quotient commenced European field trial activities with the expanded IH microarray menu in the first quarter of calendar 2020 with U.S. field trial activity expected to follow thereafter.  Quotient has completed U.S. field trial activity for the initial SDS microarray and expects to commence European and U.S. field trial activities for the expanded SDS microarray in the second half of calendar 2020.

•

Ongoing Regulatory Approval Process – Quotient completed a CE mark submission for the initial SDS microarray on June 30, 2019.  Quotient filed for U.S. regulatory approval for the initial SDS microarray on December 23, 2019. Initial European regulatory submissions for the expanded IH microarray are expected during the first half of calendar year 2020 with U.S. regulatory submissions following later in the year. The European regulatory submission for the expanded SDS microarray is expected in the second half of calendar year 2020.

Franz Walt commented “I am pleased with the continued progress we have made recently towards the goals which we set for ourselves back in 2018.” Mr. Walt added, “with each milestone achieved we demonstrate further the transformative capabilities of the MosaiQ technology platform and further reduce the technology risk associated with it.”

Fiscal Third Quarter 2020 Financial Results

“The conventional reagent business recognized strong product sales of $7.6 million in the third quarter of fiscal 2020, up 14% year over year. Top line growth of 10% for the first nine months of this fiscal year was driven by 4% growth in sales to original equipment manufacturer (OEM) customers, while direct product sales grew 24%.” said Franz Walt. Mr. Walt added, “ In the third quarter, gross margin on product sales was 40.6% reflecting a less optimal product mix than in the first two quarters of fiscal 2020, but up from the fiscal 2019 third quarter gross margin of 37.7%, which was adversely impacted by incremental manufacturing costs related to bringing our Allan Robb Campus (ARC) on-line while continuing to operate our previous conventional reagent production facility. Milestone payments earned from the development and approval for sale in the U.S. of certain rare antisera reagents developed for a key OEM customer contributed $1.1 million of other revenues in the first nine months of this fiscal year.”

Key revenue and profit results are summarized below (expressed in thousands, except percentages)

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Product sales —OEM Customers	$5,071	$4,719	$15,354	$14,744
Product sales — direct customers and distributors	2,565	2,004	7,547	6,090
Other revenues	305	—	1,055	19
Total revenue	$7,941	$6,723	$23,956	$20,853

Product sales from standing orders (%)	72%	67%	71%	67%

Gross profit	$3,409	$2,537	$10,889	$8,050
Gross profit as a % of total revenue	42.9%	37.7%	45.5%	38.6%
Gross margin on product sales (%)	40.6%	37.7%	42.9%	38.5%
Operating (loss)	$(22,357)	$(19,028)	$(59,221)	$(58,629)

The operating loss for the quarter ended December 31, 2019 included termination and transition benefit costs of approximately $1.3 million; legal and advisory fees related to the Company’s termination of its distribution and supply agreement with Ortho Clinical Diagnostics Inc. (OCD) and the related dispute; increased payments to a research and development collaboration partner totaling $0.8 million and $0.4 million of costs related to the recently completed initial SDS U.S. clinical trial.

Capital expenditures totaled $1.4 million in the quarter ended December 31, 2019, compared with $1.4 million in the quarter ended December 31, 2018.

During the quarter ended December 31, 2019, Quotient announced the closing of an underwritten public offering of 13,800,000 ordinary shares at a price to the public of $7.00 per share, which included the exercise in full by the underwriters of their option to purchase up to 1,800,000 additional ordinary shares. The net proceeds to the Company from this offering was approximately $90.4 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company.

As at December 31, 2019 Quotient had $138.0 million in available cash and other short-term investments and $153.7 million of debt and $8.7 million in an offsetting long-term cash reserve account.

Outlook for the Fiscal Year Ending March 31, 2020

•	Product revenue is expected to be in the range of $30.7 million to $31.1 million for the full fiscal year.
•

Operating loss, reflecting incremental investments in our development priorities, is expected to be in the range of $78 to $80 million including approximately $18.5 million of non-cash expenses such as depreciation, amortization and stock compensation and approximately $2.0 million in one-time termination and transition benefit costs.

•	Capital expenditures are still expected to be in the range of $5 million to $7 million.

Product sales in the fourth quarter of fiscal 2020 are expected to be in the range of $7.8 million to $8.2 million, compared with $7.8 million for the fourth quarter of fiscal 2019.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

Quotient will host a conference call on Thursday, January 30 at 8:30 a.m. Eastern Time to discuss its third quarter fiscal 2020 financial results. Participants may access the call by dialing 1-877-407-0784 in the U.S. or 1-201-689-8560 outside the U.S. The access code is 13698277. The conference call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through February 6, 2020 by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 outside the U.S. The replay access code is 13698277.

About Quotient Limited

Building on 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and create operational cost savings to laboratories around the world. Quotient's operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the application of MosaiQ to infectious disease diagnostics), current estimates of fourth quarter and full year fiscal 2020 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Chris Lindop, Chief Financial Officer - chris.lindop@quotientbd.com; +41 799 61 69 38

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Product sales	$7,636	$6,723	$22,901	$20,834
Other revenues	305	—	1,055	19
Total revenue	7,941	6,723	23,956	20,853
Cost of revenue	4,532	4,186	13,067	12,803
Gross profit	3,409	2,537	10,889	8,050
Operating expenses:
Sales and marketing	2,290	2,233	7,123	6,359
Research and development, net	14,160	11,788	38,895	37,356
General and administrative expense	9,316	7,544	24,092	22,964
Total operating expense	25,766	21,565	70,110	66,679
Operating loss	(22,357)	(19,028)	(59,221)	(58,629)
Other income (expense)
Interest expense, net	(7,008)	(5,679)	(20,384)	(14,614)
Other, net	1,894	(1,536)	1,600	(5,516)
Other expense, net	(5,114)	(7,215)	(18,784)	(20,130)
Loss before income taxes	(27,471)	(26,243)	(78,005)	(78,759)
Provision for income taxes	(14)	(11)	(41)	(33)
Net loss	$(27,485)	$(26,254)	$(78,046)	$(78,792)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$487	$41	$209	$(320)
Change in unrealized gain on short-term investments	148	169	342	416
Foreign currency gain (loss)	254	(176)	(771)	554
Provision for pension benefit obligation	48	35	144	107
Other comprehensive income (loss)	937	69	(76)	757
Comprehensive loss	$(26,548)	$(26,185)	$(78,122)	$(78,035)
Net loss available to ordinary shareholders - basic and diluted	$(27,485)	$(26,254)	$(78,046)	$(78,792)
Loss per share - basic and diluted	$(0.37)	$(0.46)	$(1.14)	$(1.53)
Weighted-average shares outstanding - basic and diluted	73,768,845	56,619,356	68,722,475	51,512,352

	December 31, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$4,664	$4,096
Short-term investments	133,371	90,729
Trade accounts receivable, net	5,037	3,348
Inventories	19,791	15,551
Prepaid expenses and other current assets	3,856	3,202
Total current assets	166,719	116,926
Restricted cash	9,015	7,507
Property and equipment, net	43,425	47,293
Operating lease right-of-use assets	22,798	—
Intangible assets, net	687	751
Deferred income taxes	564	605
Other non-current assets	4,747	4,688
Total assets	$247,955	$177,770
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,513	$5,936
Accrued compensation and benefits	5,899	6,149
Accrued expenses and other current liabilities	12,839	12,458
Current portion of operating lease liability	3,157	—
Current portion of deferred lease rental benefit	—	435
Current portion of finance lease obligation	522	471
Total current liabilities	25,930	25,449
Long-term debt	153,717	121,855
Operating lease liability, less current portion	21,139	—
Deferred lease rental benefit, less current portion	—	1,144
Finance lease obligation, less current portion	950	865
Defined benefit pension plan obligation	7,998	7,368
7% Cumulative redeemable preference shares	20,163	19,375
Total liabilities	229,897	176,056
Total shareholders' equity	18,058	1,714
Total liabilities and shareholders' equity	$247,955	$177,770

	Nine months ended December 31,
	2019	2018
OPERATING ACTIVITIES:
Net loss	$(78,046)	$(78,792)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,996	9,503
Share-based compensation	3,375	3,576
Increase in deferred lease rentals	215	266
Swiss pension obligation	551	453
Amortization of deferred debt issue costs	7,736	4,097
Accrued preference share dividends	788	788
Deferred income taxes	41	33
Net change in assets and liabilities:
Trade accounts receivable, net	(1,638)	315
Inventories	(3,838)	147
Accounts payable and accrued liabilities	(2,268)	(5,076)
Accrued compensation and benefits	(268)	(664)
Other assets	(406)	3,833
Net cash used in operating activities	(64,762)	(61,521)
INVESTING ACTIVITIES:
Increase in short-term investments	(95,000)	(119,000)
Realization of short-term investments	52,700	21,883
Purchase of property and equipment	(3,941)	(3,047)
Purchase of intangible assets	—	(3)
Net cash used in investing activities	(46,241)	(100,167)
FINANCING ACTIVITIES:
Repayment of finance leases	(337)	(358)
Proceeds from drawdown of new debt	25,000	36,000
Debt issuance costs and fees paid to noteholders	(874)	(5,113)
Proceeds from issuance of ordinary shares and warrants	90,728	113,745
Net cash generated from financing activities	114,517	144,274
Effect of exchange rate fluctuations on cash and cash equivalents	(1,438)	4,187
Change in cash and cash equivalents	2,076	(13,227)
Beginning cash and cash equivalents	11,603	25,205
Ending cash and cash equivalents	$13,679	$11,978
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$15,959	$11,435